Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 30, 2014, between NorthStar Realty Finance Corp., a Maryland corporation (“NRF”), and NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (“NRFLP”);
WHEREAS, NRF is the General Partner of NRFLP;
WHEREAS, the Board of Directors of NRF has approved, and has deemed it advisable and in its best interests and has determined, in its capacity as General Partner of NRFLP, that it is in NRF’s best interests of NRFLP to consummate, the business combination transaction provided for herein, in which, subject to the satisfaction of the conditions set forth herein, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “RULPA”) and the Maryland General Corporation Law (the “MGCL”), NRFLP will merge with and into NRF, with NRF as the surviving entity (the “Merger”);
WHEREAS, for US federal income tax purposes, the parties intend that the Merger qualify as a liquidation of NRFLP;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1    The Merger. The constituent institutions in the Merger shall be NRF and NRFLP. Subject to the terms and conditions of this Agreement and in accordance with Section 17-211 of the RULPA and Section 3-105 of the MGCL, at the Effective Time (as hereinafter defined), NRFLP shall merge with and into NRF and the separate existence of NRFLP shall cease. NRF shall be the surviving entity in the Merger (the “Surviving Corporation”) and the Merger shall have the effects specified in this Agreement, the RULPA and the MGCL.
1.2    Effective Time of the Merger. Subject to the provisions hereof, on the date hereof, the parties shall duly prepare, execute and file (i) a certificate of merger (the “Certificate of Merger”) complying with Section 17-211 of the RULPA with the Secretary of State of the State of Delaware with respect to the merger and (ii) articles of merger (the “Articles of Merger” and, together with the Certificate of Merger, the “Merger Documents”) complying with Section 3-109 of the MGCL with respect to the Merger with the State Department of Assessments and Taxation of Maryland. The Merger shall become effective upon the filing of the Merger Documents or, if a different time is specified in the Merger Documents, upon such time set forth in the Merger Documents (the “Effective Time”).
1.3    Closing. The Merger shall have the effects set forth in the RULPA and the MGCL. Without limiting the generality of the foregoing, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of NRFLP, other than the common stock, par value $0.01 per share (“Common Stock”), of NRFC Sub-REIT Corp., a Maryland corporation (“Sub-REIT”), distributable pursuant to Section 3.1(a), shall vest in NRF, as the Surviving Corporation, and all debts, liabilities, obligations and duties of NRFLP shall become the debts, liabilities, obligations and duties of NRF, as the Surviving Corporation.
ARTICLE II
GOVERNING DOCUMENTS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
2.1    Governing Documents. The bylaws of NRF in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by the MGCL, and the charter of NRF in effect at the Effective Time, shall be the charter of the Surviving Corporation until thereafter amended as provided therein or by the MGCL.
2.2    Directors and Officers. The directors and officers of NRF immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the charter and bylaws of the Surviving Corporation or as otherwise provided by the MGCL.
ARTICLE III
CONVERSION OF SECURITIES
3.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any partnership interests, whether of the limited partner or of the general partner of NRFLP (the “NRFLP Interests”), each:
(a)NRFLP LTIP Unit, or fraction thereof, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of Sub-REIT, or fraction thereof;
(b)    partnership unit of NRFLP structured as a common unit issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of Sub-REIT;

(c)    (i) partnership unit of NRFLP structured as a Series A Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them, (ii) partnership unit of NRFLP structured as a Series B Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them, (iii) partnership unit of NRFLP structured as a Series C Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them, (iv) partnership unit of NRFLP structured as a Series D Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them, (v) partnership unit of NRFLP structured as a Series E Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them and (vi) partnership unit of NRFLP structured as a Series SN Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them;
(d)    NRFLP Series SN Preferred Unit shall be cancelled and retired and shall cease to exist, and no stock of NRF or Sub-REIT or other consideration shall be delivered in exchange for them; and
(e)    share of capital stock of NRF issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.
ARTICLE IV
TERMINATION AND AGREEMENT
4.1    Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of NRFLP and NRF.
4.2    Amendment and Modification; Waiver. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE V
GENERAL PROVISIONS
5.1    Submission to Service of Process. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of NRFLP, as well as the enforcement of any obligation of the Surviving Corporation arising from this merger and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State of Delaware shall mail a copy of any such process to the Surviving Corporation at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.
5.2    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
5.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
5.4    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Maryland.
5.6    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
5.7    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
5.8    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date set forth above.
NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

By:

NorthStar Realty Finance Corp., its sole general partner

By:	/s/ Ronald J. Lieberman Name: Ronald J. Lieberman Title: Executive Vice President, General Counsel & Secretary
NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Ronald J. Lieberman Name: Ronald J. Lieberman Title: Executive Vice President, General Counsel & Secretary

[Signature Page to NorthStar Realty Finance Limited Partnership Merger Agreement]